Exhibit 10.1

CHANGE OF CONTROL

SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT is dated July     , 2012, by and between HORIZON LINES, INC., a Delaware corporation (the “Company”), Horizon Lines LLC (an Affiliate of the Company), and                     (the “Executive”).

PURPOSE

In order to induce the Executive to remain in the employment of the Company and its Affiliates in the event of a potential Change of Control (as defined below), the Company desires to enter into this Change of Control Severance Agreement (the “Agreement”) to provide the Executive with certain benefits if the Executive’s employment is terminated in connection with or within a specified period following the occurrence of a Change of Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1. Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

“Annual Base Salary” means the Executive’s annual base salary in effect immediately before his or her Severance.

“Annual Target Bonus Opportunity” means the amount of the annual cash incentive payable to an Executive under a Company or Affiliate annual incentive plan with respect to a given fiscal year of the Company or Affiliate, as applicable, expressed as a percentage of the Executive’s base salary, assuming that the target level of performance under the plan was achieved.

“Board” means the Board of Directors of the Company.

“Cause” shall mean:

(a) the Executive’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties of his or her position, and such failure is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(b) the Executive’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the Chief Executive Officer consistent with the duties of his or her position, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(c) a material breach by the Executive of the Company’s code of ethics, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(d) the Executive’s conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the Executive’s position with the Company or an Affiliate and not in connection with any act or omission of the Executive);

(e) the Executive’s knowing unlawful use (including being under the influence) or possession of illegal drugs; or

(f) the Executive’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company or any Affiliate.

For the purposes of this definition, no act (or omission) that is (i) taken in good faith and (ii) not adverse to the best interests of the Company or its Affiliates shall be considered to be willful.

“Change of Control” shall have the same meaning as assigned to that term in the Company’s 2009 Incentive Compensation Plan (or any successor to or replacement of such plan).

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means a disability within the meaning of Code section 409A(a)(2)(C) and U.S. Treasury Regulations section 1.409A-3(i)(4) (or any successor provision).

“Effective Date” shall mean July 25, 2012.

“Good Reason” means the occurrence of any of the following events, unless the Executive otherwise consents in writing to such event:

(a) a material diminution in the Executive’s authority, duties or responsibilities or the authority, duties or responsibilities of the supervisor to whom the Executive is required to report (including without limitation in the case of an Executive who reports directly to the Chief Executive Officer of the Company immediately prior to a Change of Control, if, after such Change of Control, such Executive no longer reports directly to the Chief Executive Officer of the Company or its successor);

(b) a material reduction in the Executive’s annual base salary;

(c) a material reduction in the Executive’s Annual Target Bonus Opportunity as compared to his or her average Annual Target Bonus Opportunity for the three immediately preceding consecutive fiscal years of the Company; or

(d) requiring the Executive to relocate his or her principal place of employment to a location more than fifty (50) miles from the Executive’s current principal place of employment.

The Executive shall provide the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company (or its Affiliate, if applicable) shall have a period of thirty (30) days following its receipt of such notice in which to cure such event without such event constituting Good Reason. If the Company (or its Affiliate, if applicable) does not cure the condition or conditions by the end of such thirty (30) day period, the Executive may voluntarily terminate employment within thirty (30) days after the last day of the thirty (30) day cure period. The Executive’s voluntary termination of employment other than in accordance with the requirements of this definition shall not constitute termination for Good Reason.

“Release” means a general release of claims against the Company and the other persons specified therein in the form attached hereto as Exhibit A, or in such other form as is required to comply with applicable law.

“Release Period” means the period described in Section 3.6, no longer than 60 days, commencing on the Severance Date and ending on the expiration of the revocation period for the Release.

“Severance” means (a) the involuntary termination of the Executive’s employment by the Company or any Affiliate thereof, other than for Cause, death or Disability or (b) a termination of the Executive’s employment with the Company and its Affiliates by the Executive for Good Reason, in each case, within 24 months following the occurrence of a Change of Control.

“Severance Date” means the date on which the Executive incurs a Severance.

“Severance Period” means the twenty-four (24) consecutive-month period ending on the second anniversary of the Severance Date.

“Treasury Regulations” means the final, temporary or proposed regulations issued by the Treasury Department and/or Internal Revenue Service as modified in Title 26 of The United States Code of Federal Regulations. Any references made in this Agreement to specific Treasury Regulations shall also refer to any successor or replacement regulations thereto.

SECTION 2. Term of Agreement. The term of this Agreement (the “Term”) will commence on the Effective Date, and will end on December 31, 2013; provided that on December 31, 2013 and on each subsequent anniversary of that date, the Term shall automatically be extended for an additional one-year period, unless not later than ninety (90) days prior to the end of the then-current Term, either the Company or the Executive shall have given notice to the other party not to extend the Term. Notwithstanding the foregoing, the Term shall be deemed to have immediately expired without any further action, and this Agreement will immediately terminate and be of no further effect if, prior to a Change of Control, the Executive’s employment is terminated for any reason. Additionally, in the event that a Change of Control occurs during the Term, then the Term shall automatically be extended to the second anniversary of the occurrence of the Change of Control, and may not terminate before such date except in the event that the Executive has a termination of employment with the Company and its Affiliates that does not constitute a Severance. In the event that the Executive experiences a Severance during the Term, the Term shall automatically be extended to the last day of the Severance Period.

SECTION 3. Severance Benefits

3.1 Generally. Subject to Sections 3.6, 5 and 7.2 of this Agreement, the Executive shall be entitled to the severance payments and benefits described below.

3.2 Payment of Accrued Obligations. The Company shall pay to the Executive upon the Executive’s Severance a lump sum payment in cash, paid in accordance with applicable law, as soon as practicable but no later than ten (10) days after the Severance Date, equal to the sum of (a) the Executive’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (b) any annual bonus earned by the Executive but not yet paid as of the Severance Date.

3.3 Severance Payment. Subject to Section 3.6, upon the Executive’s Severance the Executive shall be entitled to receive an amount equal to two (2) times the sum of (a) the Executive’s Annual Base Salary, plus (b) the Executive’s Annual Target Bonus Opportunity for the Company’s (or its Affiliate, if applicable) fiscal year in which the Severance Date occurs, payable in cash in a single lump sum payment on the date that is sixty-one (61) days following the Severance Date.

3.4 Equity Incentive Compensation and Outplacement Services. Subject to Section 3.6, in addition to the benefits provided in Sections 3.3 and 3.5, the Executive shall be entitled to the following benefits upon incurring a Severance.

(a) The Executive shall be immediately vested in all outstanding and unvested equity awards and such equity awards shall be nonforfeitable and payable or exercisable, as applicable, according to the terms of such awards (notwithstanding any other provisions of such award that provide for forfeiture in the event of termination of employment).

(b) The Executive shall be entitled to receive outplacement services of up to $25,000 for the period ending on the first anniversary of the Executive’s Severance Date.

3.5 Welfare Benefits. Subject to Section 3.6, the Company shall pay to the Executive upon the Executive’s Severance an amount equal to the total premiums the Executive would be required to pay for eighteen (18) months of COBRA continuation coverage under the Company’s health benefit plan (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that the Executive has in place immediately prior to the Severance Date (the “COBRA Payment”). The Company shall pay the COBRA Payment in cash in a single lump sum on the date that is sixty-one (61) days following the Severance Date. The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment nor shall the Executive be required to apply the COBRA Payment to payment of applicable premiums for COBRA continuation coverage. In addition, during the Severance Period the Company shall permit the Executive (and his or her eligible dependents) to participate in any optional life insurance and optional personal accident plans of the Company for which senior executives of the Company are eligible, to the same extent and at the same premium rates as if the Executive had continued to be an employee of the Company during the Severance Period. The coverage period for purposes of COBRA continuation requirements of Section 4980B of the Code shall commence on the day immediately following the Severance Date.

3.6 Release and Restrictive Covenant Agreement. The Executive shall be eligible to receive the payments and other benefits under this Agreement (other than payments under Section 3.2) only if after the Severance Date (a) the Executive first executes the Release in favor of the Company and others attached hereto as Exhibit A, and (b) the Executive first executes the Noncompete, Nonsolicitation and Nondisclosure Agreement attached hereto as Exhibit B, and the Release has not been revoked by the Executive, by the sixtieth (60th) day following the Severance Date. If the Executive does not execute and return the agreements such that either or both agreements do not become effective (or, in the case of the Release, is revoked) within the 60-day period immediately following the Severance Date, the Executive shall not be entitled to any payments or benefits under this Agreement (other than payments under Section 3.2).

3.7 Forfeiture. If the Executive is found in a judgment no longer subject to review or appeal to have breached the obligations set forth in the Noncompete, Nonsolicitation and Nondisclosure Agreement, then the Executive shall immediately forfeit any amounts payable or benefits to be received and shall promptly reimburse the Company any amounts actually paid to the Executive pursuant to this Agreement (other than payments made pursuant to Section 3.2).

3.8 No Duplication of Benefits. Except as otherwise noted herein, during the Term of this Agreement the compensation to be paid to the Executive hereunder will be in lieu of any similar severance or termination compensation (compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company or Affiliate severance or termination agreement, plan, program, policy, practice or arrangement (including, without limitation, the Company’s Executive Severance Plan and the Severance Plan for Eligible Employees of Horizon Lines, Inc. and its Subsidiaries and Affiliates (collectively, the “Severance

Plans”)). The Executive affirmatively waives any rights he may have to payments or benefits provided under the Severance Plans to the extent the Executive receives similar payments or benefits under this Agreement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s or its Affiliates’ employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

3.9 No Mitigation or Offset. In the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company and its Affiliates to Executive under this Agreement.

SECTION 4. Golden Parachute Tax. Notwithstanding any other provisions of this Agreement, in the event that any payment, benefit, property or right received or to be received by Executive in connection with a Change of Control or Executive’s termination of employment in respect of a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or an Affiliate) (collectively, the “Total Payments”) would be subject (in whole or part) to the tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), then the payments and benefits provided under this Agreement that are subject to the Excise Tax (the “Parachute Payments”) and which are payable in cash shall first be reduced, and the noncash Parachute Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).

SECTION 5. Death During the Severance Period. If the Executive dies during the Severance Period, any unpaid amounts shall be paid to the Executive’s estate within ten (10) days following the Executive’s death. The Executive’s right to outplacement services described in Section 3.4(b) and continued participation in the life insurance and accident plans described in Section 3.5 shall terminate as of the date of the Executive’s death.

SECTION 6. Amendments; Waiver. This Agreement contains the entire agreement of the parties with respect to severance payments and benefits payable in connection with a Severance. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

SECTION 7. General Provisions.

7.1 Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive. When a payment is due under this Agreement to the Executive and the Executive is unable to care for his or her affairs, payment may be made directly to his or her guardian or personal representative.

7.2 If the Company or any Affiliate thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Affiliate thereof is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any severance pay under this Agreement shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. If the Executive is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, or any similar state or local statute or ordinance (collectively the “WARN Act”), severance pay under this Agreement shall be reduced dollar-for-dollar by any benefits received pursuant to the WARN Act.

7.3 Neither this Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving the Executive, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate thereof, and the Executive shall remain subject to discharge to the same extent as if this Agreement had never existed.

7.4 If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

7.5 This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including the Executive, present and future, and any successor to the Company.

7.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

7.7 The Agreement shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Agreement is funded, the Executive shall not have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Agreement. For purposes of clarity, nothing in this Section 7.7 shall be construed to relieve the Company or its Affiliates from their obligations to the Executive pursuant to this Agreement.

7.8 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent:

(i) To the Executive, at:

Last address in records of the Company

(ii) To the Company or Horizon Lines LLC, at:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, NC 28211

Attention: General Counsel

Telecopy: 704-973-7010

7.9 This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

7.10 The Company may withhold from any payments due to the Executive hereunder such amounts as are required to be withheld under applicable federal, state and local tax laws.

SECTION 8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection in connection with a Change of Control.

SECTION 9. No Gross-Up Payments. In no event shall the Executive be entitled to any gross-up payment with respect to any taxes incurred as a result of the payments or benefits provided to the Executive pursuant to this Agreement.

SECTION 10. Disputes.

10.1 Except as provided in the Noncompete, Nonsolicitation and Nondisclosure Agreement, any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Charlotte, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

10.2 If, with respect to any alleged failure by the Company or Horizon Lines LLC to comply with any of the terms of this Agreement, the Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement, and thereafter the Company or Horizon Lines LLC is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company or Horizon Lines LLC (but not both) shall reimburse the Executive for his actual expenses for attorneys’ fees and disbursements within thirty (30) days following receipt of any invoice for such expenses.

SECTION 11. Section 409A of the Code.

11.1 It is intended that this Agreement shall comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code. This Agreement shall be interpreted, operated, and administered in a manner consistent with and in furtherance of this intent. Notwithstanding the foregoing, to the extent any payment or benefit under this Agreement is subject to the additional taxes and interest under Section 409A of the Code, the Executive shall be solely liable for the payment of such taxes and interest.

11.2 Any payment required under this Agreement that is payable in installment payments shall be deemed to be a separate payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

11.3 Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s termination of employment with the Company or its Affiliates or an Executive unless the Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (without interest) to the Executive in a lump sum upon expiration of such six-month period (or if earlier upon the Executive’s death).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

HORIZON LINES, INC.

Samuel A. Woodward President & Chief Executive Officer

HORIZON LINES LLC

Samuel A. Woodward President & Chief Executive Officer

EXECUTIVE

[NAME]

EXHIBIT A

RELEASE AGREEMENT

(To be signed after the Severance Date)

In return for payment of severance benefits pursuant to the Change of Control Severance Agreement between Horizon Lines, Inc., and me (the “COC Severance Agreement”), I hereby generally and completely release Horizon Lines, Inc. (“Horizon Lines”), its parent and subsidiary entities (collectively the “Company”), and its or their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release Agreement (the “Agreement”). This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement.

This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Agreement. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have been advised to consult with an attorney prior to signing this Agreement; (c) if a “Severance” (as defined in the IOC Severance Agreement) involves an employment termination program, I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by the program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination; (d) I have at least twenty-one (21) or forty-five (45) days, depending on the circumstances of my Severance, from the date that I receive this Release (although I may choose to sign it any time on or after my Severance Date (as defined in the COC Severance Agreement)) to consider the release; (e) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to the Vice President of Human Resources in writing at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211; fax 704-973-7034.; and (f) this Agreement will not be effective until I have signed it and returned it to the Company’s Corporate Secretary and the Revocation Period has expired.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[INSERT EXECUTIVE’S NAME]	Date

EXHIBIT B

NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT

This NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT is dated                     , by and between HORIZON LINES, INC., a Delaware corporation and [EXECUTIVE] (the “Executive”).

1. In exchange for the payments and benefits provided to [EXECUTIVE] pursuant to the Change of Control Severance Agreement, dated July     , 2012 (the “COC Severance Agreement”) the undersigned agrees as follows. Any capitalized terms not defined herein shall have the meanings ascribed to them under the COC Severance Agreement.

(a) For a one (1) year period following a Severance, the Executive shall be prohibited from engaging in Competition with the Company, and its subsidiaries and affiliates (collectively, the “Company”). The term “Competition” for purposes of this Noncompete, Nonsolicitation and Nondisclosure Agreement shall mean directly or indirectly, engaging in, holding any equity interest in, or managing or operating any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in a Jones Act business that competes with any business of the Company anywhere in the world; with the exception of ownership of up to 1% of any class of securities of any publicly traded company.

(b) During the two (2) year period following a Severance, the Executive shall not: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any services or products from any business other than the Company that are competitive with or a replacement for the services or products offered by the Company; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a replacement for the Company’s services or products; (iii) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company; (iv) make any disparaging remarks about the Company or its business, services, products, affiliates, officers, directors or management employees, whether in writing, verbally, or on any online forum; and/or (v) as an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist any competitor of the Company to engage in any of the conduct described in sub-sections (i) – (iv) of this Section.

“Restricted Customer” means: (i) any customer of the Company with whom the Executive had contact or communications at any time during the last 12 months of employment; (ii) any customer of the Company for whom the Executive supervised the Company’s dealings at any time during the last 12 months of employment; (iii) any customer of the Company about whom the Executive obtained any Confidential Information during the last 12 months of employment; (iv) any prospective customer of the Company with whom the Executive had contact or communications at any time during the last 12 months of employment; and (v) any prospective customer of the Company about whom the Executive obtained any Confidential Information during the last 12 months of employment.

(c) During the two (2) year period following a Severance, the Executive shall not, directly or indirectly: (i) hire or engage as an employee or as an independent contractor any person employed by the Company; (ii) solicit or encourage any employee or independent contractor to leave his or her employment or engagement with the Company; and/or (iii) hire as an employee or engage as an independent contractor any person who was, at any point during the last 3 months prior to the Severance, an employee of the Company. Notwithstanding the foregoing, the Company agrees that the following shall not be deemed a violation of this subsection (c): (i) the Executive responding to a request for a reference regarding any current or former employee of the Company from such current or former employee or from a third party, by providing a reference setting forth the Executive’s personal views about such current or former employee, or (ii) solicitations or hirings through a general advertisement or similar process that are not directed specifically at employees, officers, directors, consultants or independent contractors of the Company.

(d) The Executive acknowledges that employment with the Company created a privileged and confidential relationship, and that information concerning the business of the Company and its customers that is not in the public domain, nor available from sources other than the Company or its customers, including, but not limited to, fees, rates, sales data, customer and vendor lists, customer identities, customer accounts, web design needs, customer advertising needs and history, customer reports, customer proposals, trade secrets, product ideas, information and reports, formulas, algorithms, schematics, finances, methodologies, properties, analyses, summaries, notes, compilations, studies, methods of operation, procedures, processes, discoveries, inventions, concepts, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, operations, and information regarding employees, software in various states of development and related documentation, designs, drawings, design specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, copyrightable materials and other such information, as well as photo, electronic or other copies or reproductions, in whole or in part, of any of the foregoing, stored in whatever medium, including electronic or magnetic, (collectively, “Proprietary Information”), is confidential and/or proprietary in nature.

The Executive agrees not to use any Proprietary Information, either directly or indirectly, that may be acquired or developed in connection with employment with the Company for the Executive’s own benefit or for the benefit of others. In addition, the Executive shall not, except as directed by the Company: (i) release, divulge, disclose, publish or communicate any Proprietary Information to any person whatsoever at any time, or (ii) misappropriate, copy, remove from its premises, or otherwise take documents, records, reports, or files, whether in hardcopy or electronic format, which contain any Proprietary Information.

These restrictions on use and disclosure of Proprietary Information shall not apply to information: (i) that was generally known or available to the public (other than by reason of any violation of this Noncompete, Nonsolicitation and Nondisclosure Agreement (the “Agreement”)by Executive); (ii) that becomes generally known or available to the public (other than by reason of any violation of this Agreement) after the time of disclosure to the undersigned by the Company or any of its representatives; (iii) which was known or available to the Executive prior to employment with the Company; (iv) that the Company agrees is free of such restrictions, but only if such agreement is in writing and to the extent of such written agreement; or (v) that is required to be disclosed by law, regulation, or the valid order of a court or other governmental body, but only to the extent required by such law, regulation, or order, and only if the undersigned first notifies the Company of the law, regulation, or order so as to permit the Company an opportunity to seek relief from disclosure.

(e) The Executive agrees to return to the Company all Company files, memoranda, documents, passwords, data, records, software, manuals, copies of the foregoing, credit cards, keys, laptop, desk top or personal computers, cellular telephones, modems, all in good working order and any other property of the Company or its affiliates in the Executive’s possession.

(f) If requested by the Company, the Executive will promptly, truthfully, and fully respond to all inquiries from the Company and its representatives (including its auditors, and/or attorneys), without requiring service of a subpoena, relating to any litigation or any inquiry by government agencies regarding employment or events occurring during employment with the Company. The Executive agrees to cooperate in good faith with the Company in connection with any such legal and investigatory matters, including, without limitation, attending conferences and meetings as requested by the Company, and submitting to such interviews, depositions, or court testimony that may be requested by the Company or by a government agency. The Company agrees that it will reimburse the Executive for any reasonable expenses, upon presentation of reasonably detailed receipts, incurred by the Executive in connection with any such matters. The obligations apply during the Severance Period and continue in full force and effect for a reasonable period thereafter.

2. The parties agree to the reasonableness of the restrictions, covenants and forfeiture provisions (whether or not so captioned) set forth in this Agreement and acknowledge that they have been negotiated at arms-lengths for fair and adequate consideration, and they agree that such restrictions, covenants and forfeiture provisions shall be legally enforceable. The Executive agrees that the Company’s remedies at law for a breach of such restrictions, covenants or forfeiture provisions will be inadequate and that, in connection with any such breach, the Company will be entitled, in addition to any other available remedies, to temporary and permanent injunctive relief without the necessity of proving actual damage or immediate or irreparable harm or for posting a bond. Notwithstanding the foregoing, if any court shall determine such restrictions, covenants or forfeiture provisions to be unreasonable, the parties agree to the reformation of such restrictions by the court to limits which it finds to be reasonable and that the Executive will not assert that such restrictions, covenants or forfeiture provisions should be eliminated in their entirety by such court or that this Agreement should be null and void or voidable. If the Executive is found in a judgment no longer subject to review or appeal to have breached the obligations set forth in this Agreement, then the Executive shall immediately forfeit any amounts payable or benefits to be received and shall promptly reimburse the Company any amounts actually paid to the Executive pursuant to the COC Severance Agreement (other than payments made pursuant to Section 3.2 of the COC Severance Agreement).

3. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4. This Agreement shall be governed by the laws of the State of North Carolina, without regard to the conflict of laws principles of any jurisdiction.

HORIZON LINES, INC.

By:

EXECUTIVE

[INSERT EXECUTIVE’S NAME]